UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: Date of Earliest Event Reported:	October 24, 2007 October 18, 2007

BOISE CASCADE HOLDINGS, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware	333-122770	20-1478587
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1111 West Jefferson Street
P.O. Box 50
Boise, Idaho 83728
(Address of principal executive offices) (Zip Code)

(208) 384-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment of the Aldabra Purchase and Sale Agreement

On October 18, 2007, we amended the Purchase and Sale Agreement dated as of September 7, 2007, by and among Boise Cascade, L.L.C. (“Seller”), Boise Paper Holdings, L.L.C., Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp., Aldabra 2 Acquisition Corp. (“Aldabra”), and Aldabra Sub LLC (the “purchase agreement”). A copy of the amendment is filed as Exhibit 2.1 to this Report on Form 8-K. The purchase agreement governs the acquisition by Aldabra of Seller’s paper, packaging and newsprint assets.

Among other things, the amendment modifies a condition to closing that requires Aldabra to pay a minimum cash amount to Seller at closing (the “Minimum Cash Amount”). The amendment reduces the Minimum Cash Amount from $1.312 billion to $1.210 billion, adjusted (in either case) by other fees and expenses specified in the purchase agreement. The amendment does not affect the aggregate purchase price.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of Amendment No. 1 to Purchase and Sale Agreement, filed as Exhibit 2.1 to this Report on Form 8-K. Exhibit 2.1 is incorporated by reference into this Item 1.01. Defined terms in this Report on Form 8-K shall have the meanings assigned to them in the purchase agreement.

Item 8.01	Other Events.

Aldabra Financing Commitment

In connection with the anticipated sale of assets, Aldabra has announced that it has executed a firm commitment letter with Goldman Sachs Credit Partners LP (“GSCP”) for 100% of the debt financing related to its proposed acquisition of Boise Cascade, L.L.C.’s paper, packaging and newsprint assets. The GSCP $1.175 billion financing commitment consists of $925 million of senior secured term loan facilities and a $250 million senior secured revolving credit facility to fund the cash portion of the purchase price.

In addition, GSCP has agreed to increase Aldabra’s senior secured term loan facilities by up to an additional $60.7 million to fund an incremental cash portion of the purchase price in the event some of Aldabra’s stockholders elect to exercise their conversion rights. If a cash shortfall occurs because Aldabra’s stockholders seek conversion rights in excess of $60.7 million, we have agreed to increase our ownership to 49% of Aldabra’s common stock immediately following the acquisition. The purchase agreement provides that we will not receive shares that would cause our ownership in Aldabra to exceed 49%. Accordingly, if the exercise of conversion rights would result in our ownership exceeding 49%, we have agreed to accept a subordinated promissory note from Aldabra in lieu of receiving additional shares.

Post-Transaction Financing

We currently plan to utilize a portion of the Aldabra transaction proceeds to make an offer to repurchase, at par, a portion of our 7 1/8% Senior Subordinated Notes due in 2014 (the “notes”).  The aggregate portion of the transaction proceeds to be used for such repurchase has not been finally determined and will depend on, among other things, the aggregate amount of cash proceeds we receive from the Aldabra transaction, the amount of senior debt repaid from the proceeds of the Aldabra transaction, the transaction expenses related to the Aldabra transaction, the aggregate tax liability related to the Aldabra transaction, and the requirements of our indenture governing the notes.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this Report on Form 8-K:

	Exhibit Number	Description

Exhibit 2.1

Amendment No. 1 to Purchase and Sale Agreement dated October 18, 2007, by and among Boise Cascade, L.L.C., Boise Paper Holdings, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise White Paper, L.L.C., Boise Cascade Transportation Holdings Corp., Aldabra 2 Acquisition Corp., and Aldabra Sub LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE HOLDINGS, L.L.C.

	By	/s/ Karen E. Gowland
Karen E. Gowland
Vice President, General Counsel and
Corporate Secretary

Date: October 24, 2007